Exhibit 99.1

Beacon Energy Holdings, Inc. Announces the Appointment of Directors to its Board
Tuesday, June 30, 2009

CRANFORD, NJ—(Marketwire - June 30, 2009) - Beacon Energy Holdings, Inc. (OTCBB: BCOE), a producer of Biodiesel from animal fats and secondary oils, today announced that it has appointed Joseph DePalma and John Colin to its Board of Directors, effective June 30, 2009.

Mr. DePalma is the Managing Member of Lite DePalma Greenberg & Rivas, LLC of Newark, New Jersey, a regional law firm that specializes in complex litigation. He has more than twenty-five years of experience involving diverse industries in the areas of securities, ERISA and anti-trust. He fills a vacancy on the Board.

Mr. DePalma also holds a Masters Degree in Business Administration from Seton Hall University. He served as a member of the New Jersey Supreme Court's District Ethics Committee.

Mr. Colin is currently President and Chief Executive Officer of LifeStar Response, Inc., a healthcare transportation and logistics company. Prior to joining LifeStar in 1997, Mr. Colin served as President and CEO of Environmental Services of America, Inc., a publicly traded environmental services company. He becomes the third member of Beacon's Board.

He is also a member of the Boards of Directors of Perma-Fix Environmental Services, Inc. a publicly traded company and Environmental Quality Management, Inc., a private equity-backed company. A cum laude graduate of the University of Maryland, Mr. Colin has a Bachelor of Science degree in Accounting.

"I am very pleased to announce that two very distinguished and experienced business professionals have joined our board," said Carlos E. Agüero, Chairman of Beacon Energy Holdings, Inc. "I am confident that Joe DePalma and John Colin, both of whom I have known for many years, will provide valuable advice and help guide Beacon through these difficult times in the emerging Biofuels industry."

About Beacon Energy Holdings, Inc.

Beacon Energy Holdings, Inc. (OTCBB: BCOE) is engaged in the production and marketing of Biodiesel. Beacon's Biodiesel efforts are centered on the utilization and processing of lower grade feedstocks, primarily animal fats such as beef tallow, choice white grease and poultry fat. Since its formation in 2006, Beacon has made strategic investments in companies dedicated to the production of Biodiesel and to the collection of low-cost waste products that may serve as the raw materials for Biodiesel. The facilities in which Beacon has invested have the capacity to produce more than 25 million gallons of Biodiesel per year. Approximately 33% of Beacon's stock is owned by Metalico, Inc. (NYSE Amex: MEA), a holding company that is a leading producer of recycled ferrous and non-ferrous metal.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

Contact:
Beacon Energy Holdings, Inc.
Carlos E. Agüero, 908-497-9990

Source: Beacon Energy Holdings, Inc.